Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Hasbro, Inc.:

We consent to the use of our reports dated February 26, 2014 with respect to the consolidated balance sheets of Hasbro, Inc. and subsidiaries as of December 29, 2013 and December 30, 2012, and the related consolidated statements of operations, comprehensive earnings, cash flows and shareholders’ equity for each of the fiscal years in the three-year period ended December 29, 2013, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 29, 2013, incorporated by reference herein.

/s/ KPMG LLP

Providence, Rhode Island

May 7, 2014